Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-118369, 333-98331 and 333-132995) and on Form S-3 (Nos. 333-102286, 333-121133, 333-123775, 333-127622 and 333-140836) of Terremark Worldwide, Inc. of our report dated August 6, 2007, with respect to the consolidated balance sheet of Data Return, LLC and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, unitholders’ deficit and comprehensive loss, and cash flows for the year then ended, which report appears in this Form 8-K/A of Terremark Worldwide, Inc.
/s/ KPMG LLP
Chicago, Illinois
August 7, 2007